Exhibit 5.3

LDN:W, 3 Noble Street

London EC2V 7EE

Tel: +44 (0)20 8161-4000

Invesco Finance PLC

Perpetual Park

Perpetual Park Drive

Henley On Thames

Oxfordshire

RG9 1HH

25 February 2025

Dear Sirs/Mesdames

Invesco Finance PLC Post-Effective Amendment No. 1 to Registration Statement on Form S-3ASR

We have acted as English legal advisers to Invesco Finance PLC (company number 07652214), a company organized under the laws of England and Wales (the “Company”), in connection with the filing of Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-3ASR (File No. 333-281148) (as amended, the “Registration Statement”) with respect to the registration of securities of Invesco Ltd. and/or certain of its indirect wholly owned subsidiaries on the date hereof with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

1.	DOCUMENTS AND SEARCHES

1.1	For the purposes of this opinion, we have examined:

(a)	a copy of the certificate of incorporation in respect of the Company issued by the Registrar of Companies for England and Wales (“Companies House”) on 31 May 2011;

(b)	a copy of the memorandum of association of the Company dated 31 May 2011;

(c)	a copy of the certificate of incorporation on change of name in respect of the Company issued by Companies House on 1 June 2011;

(d)	a copy of the certificate of incorporation on re-registration of a private company as a public company in respect of the Company issued by Companies House on 5 November 2012; and

Alston & Bird (City) LLP (“Alston & Bird UK”) is a limited liability partnership registered in the U.S., but which practices in the UK from LDN:W, 3 Noble Street, London EC2V 7EE (“firm’s office”). A list of Alston & Bird UK’s members is available for inspection at the firm’s office. Alston & Bird UK is authorised and regulated by the Solicitors Regulation Authority with registered number 658074. Alston & Bird UK is connected with its affiliate in the U.S., Alston & Bird LLP, although they are two separate legal entities. The word “partner” denotes a member of Alston & Bird UK or an employee or consultant with equivalent standing and qualifications.

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(e)	a copy of the secretary’s certificate given by the secretary of the Company dated 25 February 2025 (the “Certificate”).

We have not examined any other documents for the purpose of giving this opinion.

1.2	Using the name of the Company as it appears in this opinion, the searches described in paragraphs 1.3 and 1.4 below have been undertaken. We have not carried out any other searches or enquiries.

1.3

At approximately 10:00 am (United Kingdom time) today, we (by telephone or by using services provided by Legalinx Limited trading as GlobalX) made a search of the winding up register and the administration register of the Central Registry of Winding Up Petitions at the Companies Court in London (“Central Registry Search”). This search did not reveal that any winding-up petition had been presented or winding-up order made against the Company in England. Nor did the search reveal that a notice of intention to appoint an administrator, a notice of appointment of an administrator, an administration order or an application for the making of an administration order had been filed at the High Court of Justice in London in respect of the Company. In this regard, please note our qualifications in paragraph 5(c).

1.4

At approximately 10:00 am (United Kingdom time) today, we carried out a search of the Company’s insolvency files at Companies House (the “Companies Registry Search”). The Companies Registry Search did not reveal that any order or resolution for the winding-up of the Company has been made, nor that any administration order has been made in respect of the Company, nor that any administrator, receiver, administrative receiver or liquidator has been appointed. In this regard, please note our qualifications in paragraph 5(b).

2.	SCOPE

(a)

This opinion is confined to matters of English law as in force and as interpreted at the date of this opinion and is given solely in connection with the Registration Statement. We have no obligation or duty to (i) advise you of any changes in any such laws or interpretation which may arise and/or take place after the date of this opinion and/or (ii) update this opinion by reference to any such changes. We express no opinion on matters of fact.

(b)

We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction and we have not investigated the laws of any other country other than England and we assume that no foreign law affects the opinion stated in paragraph 4.

(c)	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this opinion.

(d)

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this opinion, or that no material facts have been omitted therefrom.

(e)

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

(f)	This opinion is given by Alston & Bird (City) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

3.	ASSUMPTIONS

In giving this opinion, we have assumed without investigation or enquiry:

(a)

the authenticity and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures (including that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold), stamps and seals, and the conformity to original documents of all copies, which includes any fax copy, any portable document format copy and any other electronic or other copy;

(b)	that all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

(c)

that the contents of the Certificate and all certifications, facts, statements and confirmations contained therein were true when given and remain true, complete and up to date and that there is no matter not referred to in the Certificate which would make any of the information in the Certificate incorrect or misleading;

(d)

that the Companies Registry Search revealed all matters required by law to be notified to Companies House and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinion contained in this opinion; and

(e)

that the information revealed by the Central Registry Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinion contained in this opinion.

4.	OPINION

On the basis of and subject to the (i) statements made in paragraph 2 above, (ii) assumptions made in paragraph 3 above and (iii) qualifications set out in paragraph 5 below, we are of the opinion that, as at the date of this opinion, the Company is a public limited company duly incorporated in England and validly existing under the laws of England.

5.	QUALIFICATIONS

Without prejudice to paragraph 2(a) above, this opinion is subject to the following qualifications:

(a)

we have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(b)

any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing at Companies House, (iv) the possibility of delays at Companies House in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

(c)

any Central Registry Search is limited to revealing matters specifically referred to in paragraph 1.3. The search is not capable of being conclusive. Errors and misfilings may occur. There may be delays in entering details on to the winding-up register and/or administration register or a winding up order or administration order may be made before the relevant application or petition has been entered on the relevant register. In so far as it relates to matters relating to administration and administrators, the Central Registry Search will not reveal applications made to, or orders made by or notices filed with a court other than the High Court of Justice in London. The Central Registry Search will only show winding up petitions presented since June 1994;

(d)	this opinion is not designed to, and is not likely to, reveal fraud, misrepresentation, bribery or corruption by any person or party; and

(e)	we have made no enquiries of any individual connected with the Company.

6.	GOVERNING LAW AND BENEFIT OF OPINION

This opinion and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law and any action arising out of it is subject to the exclusive jurisdiction of the English courts. This opinion is addressed to you in connection with the Registration Statement and may be relied upon only pursuant to the applicable provisions of the Securities Act. We consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. Except to the extent provided above, this opinion may not be relied upon for any other purpose or furnished to, assigned to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

Nothing in this opinion shall waive any privilege or confidentiality in any document or advice whatsoever.

Yours faithfully

/s/ Alston & Bird (City) LLP

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